Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Justin K. Bigham, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter 2025 Results

Results reflect ongoing efforts to mitigate credit risk and enhance asset quality metrics for the long term, as well as the continued growth of Pathfinder’s core deposit franchise, deliberate liability pricing, net interest margin resilience, and operating expense discipline

OSWEGO, N.Y., October 30, 2025 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Pathfinder” or the “Company”) (NASDAQ: PBHC) announced its financial results for the third quarter ended September 30, 2025.

The holding company for Pathfinder Bank (“the Bank”) reported net income attributable to common shareholders of $626,000, or $0.10 per diluted share in the third quarter of 2025, compared to $31,000 or less than $0.01 per diluted share in the second quarter of 2025. The Company recorded a net loss attributable to common shareholders of $4.6 million or $0.75 per share in the third quarter of 2024.

Third Quarter 2025 Highlights and Key Developments

•
Provision expense was $3.5 million, compared to $1.2 million in the quarter ended June 30, 2025 (the "linked quarter") and $9.0 million in the year-ago period, reflecting proactive measures that remain ongoing to mitigate credit risk and enhance asset quality metrics for the long term. These include a prudent increase in reserves during the third quarter of 2025, in conjunction with an ongoing comprehensive portfolio review that the Company initiated in September, encompassing performing and nonperforming loans of $500,000 or more, representing approximately 90% of all outstandings. This review is expected to be completed by the end of 2025.
•
Allowance for credit losses increased to $18.7 million at period end, increasing $2.7 million during the third quarter and $1.4 million from September 30, 2024. Net charge offs (“NCOs”) were $670,000 in the third quarter of 2025, declining 74.2% from the linked quarter and 92.3% from the year-ago period.
•
Loans totaled $898.5 million at period end, compared to $909.7 million on June 30, 2025, and $921.7 million on September 30, 2024. Commercial loans were $543.7 million or 60.5% of total loans at period end, compared to $549.1 million on June 30, 2025, and $534.5 million on September 30, 2024.
•
Total deposits grew to $1.23 billion at period end, compared to $1.22 billion on June 30, 2025, and $1.20 billion on September 30, 2024. During the third quarter of 2025, total balances increased on growth in core deposits, more than offsetting reductions in higher-cost time deposits. Core deposits grew to $960.1 million, or 78.37% of total deposits at period end, from $958.8 million on June 30, 2025, and $926.4 million on September 30, 2024.

•
Net interest income was $11.6 million and net interest margin (“NIM”) was 3.34%, including loan and investment prepayment penalties contributing a combined $260,000 to net interest income and 7 basis points to NIM. For the linked quarter, net interest income and NIM were $10.8 million and 3.11%, respectively. In the year-ago period, a catch-up interest payment contributed $887,000 to net interest income of $11.7 million and 25 basis points to NIM of 3.34%.
•
Noninterest income was $1.5 million, including a net death benefit of $32,000 on bank owned life insurance (“BOLI”). For the linked quarter, noninterest income was negative $1.5 million, including a pre-tax loss of $3.1 million recorded as a lower of cost or market adjustment to loans held for sale (“LOCOM HFS adjustment”). In the year-ago period, noninterest income was $1.7 million, including a net death benefit of $175,000 on BOLI.
•
The efficiency ratio was 68.77%, compared to 65.66% in the linked quarter and 75.78% in the year-ago period. The efficiency ratio, which is not a financial metric under generally accepted accounting principles (“GAAP”), is a measure that the Company believes is helpful to understanding its level of non-interest expense as a percentage of total revenue.
•
Pre-tax, pre-provision (“PTPP”) net income was $4.1 million, compared to $4.2 million in the linked quarter and $3.3 million in the year-ago period. PTPP net income, which is not a financial metric under GAAP, is a measure that the Company believes is helpful to understanding profitability without giving effect to income taxes and provision for credit losses.

“Recent asset quality related to certain legacy loans has resulted in unacceptable levels of credit volatility,” said President and Chief Executive Officer James A. Dowd. “We’re committed to advancing our dynamic credit risk management framework, emphasizing enhanced portfolio analytics, rigorous policy standards, stringent underwriting criteria, and a measured approach to new loan production that favors local consumer and small and mid-sized businesses lending over highly concentrated credit relationships. In addition, we initiated a new, comprehensive review of the entire loan portfolio, scheduled to be completed by year end, which we believe will enable us to make significant strides toward reducing the volatility of credit costs in 2026 and beyond, clearing a path for consistent and sustainable improvement in earnings over time.”

Dowd added, “Third quarter results also underscore the benefits of our disciplined approach to balance sheet management. We’ve made steady progress in expanding Pathfinder’s core deposit base across our Oswego and Onondaga county markets with a deliberate approach to pricing, providing the Bank with a stable, relationship-driven source of funding to support community-based lending.”

Net Interest Income and Net Interest Margin

Third quarter 2025 net interest income was $11.6 million, an increase of $786,000, or 7.3%, from the second quarter of 2025. An increase in interest and dividend income of $554,000 from the linked quarter was attributed to an average yield increase of 16 basis points on all interest-earning assets. A 34 basis point increase in loan yields included a 9 basis point benefit from $200,000 in loan prepayment penalty income in the third quarter of 2025. An overall 14 basis point decrease in taxable securities yield included a 5 basis point benefit from $60,000 in investment prepayment penalty income in the third quarter of 2025. In addition, average balances of loans, taxable securities and tax-exempt securities declined by $4.6 million, $3.8 million and $334,000, respectively. The increases in loan interest income, dividends, and federal funds sold and interest-earning deposits were $693,000, $23,000, and $63,000, respectively, partially offset by decreases in taxable and tax-exempt securities income of $215,000 and $10,000, respectively. A decrease in interest expense from the second quarter of 2025 of $232,000 was primarily attributed to a 7 basis point decline in the average cost of total interest-bearing liabilities, highlighted by a 10 basis point reduction in the cost of interest-bearing deposits that resulted from the Bank’s deliberate pricing adjustments.

NIM was 3.34% in the third quarter of 2025, compared to 3.11% in the second quarter of 2025. The increase of 23 basis points reflected lower average interest-bearing deposit costs in the third quarter of 2025, as well as 7 basis points attributed to prepayment penalty income.

Third quarter 2025 net interest income was $11.6 million, a decrease of $132,000, or 1.1%, from the year-ago period, or an increase of $755,000, or 7.0%, when excluding an $887,000 third quarter 2024 catch-up interest payment associated with purchased loan pool positions. A decrease in interest and dividend income of $1.5 million was attributed to the third quarter 2024 catch-up interest payment, as well as declines in the average yield on total interest-bearing assets, loans, and fed funds sold and interest-bearing deposits of 36 basis points, 22 basis points, and 148 basis points, respectively. Average loan balances also declined by $7.7 million from the year-ago period, with a corresponding decrease in loan interest income of $626,000. A decrease in interest expense of $1.3 million was primarily attributed to a 45 basis point decline in the average cost of total interest-bearing liabilities, highlighted by a 39 basis point reduction in the cost of interest bearing deposits, as well as paydowns of brokered deposits and borrowings utilizing a portion of the low-cost liquidity provided by core deposits acquired as part of last year’s East Syracuse branch transaction.

NIM was 3.34% in the third quarter of 2025 with 7 basis points attributed to prepayment penalty income, compared to 3.34% in the third quarter of 2024 with 25 basis points from the catch-up interest payment received in the third quarter of 2024. As a result of the declining rate environment and the 2024 East Syracuse branch acquisition, NIM reflected lower average deposit and borrowing costs in the third quarter of 2025, offset by lower average yields on earning assets, as compared to the year-ago period.

Noninterest Income

Third quarter 2025 noninterest income totaled $1.5 million. In the linked quarter, noninterest income was negative $1.5 million, reflecting a pre-tax loss of $3.1 million on the sale of nonperforming and classified loans recorded as a second quarter 2025 LOCOM HFS adjustment. In the year-ago period, noninterest income was $1.7 million, including $367,000 in third quarter 2024 revenue from the insurance agency business sold in October 2024.

Compared to the linked quarter, third quarter 2025 noninterest income reflected increases of $130,000 in earnings and gain on BOLI driven by a $32,000 net death benefit, as well as the timing of new policy purchases and like-kind exchanges of existing policies. In addition, third quarter 2025 noninterest income, compared to the linked quarter, included increases in debit card interchange fees of $37,000 and service charges on deposit accounts of $24,000. Compared to the linked quarter, third quarter 2025 noninterest income also reflected gains on sales of loans and foreclosed real estate of $38,000, an increase in loan servicing fees of $16,000, a decrease of $275,000 in net unrealized gains on marketable equity securities, and a $12,000 increase in net realized losses on sales and redemptions of investment securities.

Compared to the third quarter of 2024, noninterest income reflected a decrease of $75,000 in earnings and gains on BOLI. The decline reflects the impact of new BOLI policy purchases made during the current year and differences in net death benefits recorded in the third quarter of 2025 and the year-ago period of $32,000 and $175,000, respectively. In addition, third quarter 2025 noninterest income, compared to the year-ago period, included a $12,000 increase in service charges on deposit accounts and a decrease of $83,000 in debit card interchange fees. Compared to the year-ago period, third quarter 2025 noninterest income also reflected increases of $83,000 in net unrealized gains on marketable equity securities, $34,000 in loan servicing fees, and $31,000 in gains on sales of loans and foreclosed real estate, as well as a decrease of $176,000 in net realized losses on sales and redemptions of investment securities.

Noninterest Expense

Noninterest expense totaled $8.9 million in the third quarter of 2025, increasing $875,000 from $8.1 million in the linked quarter and decreasing $1.3 million from $10.3 million in the year-ago period. The decrease from the year-ago period was primarily due to $1.6 million in one-time transaction-related expenses for last year’s East Syracuse branch acquisition, in addition to $308,000 in costs associated with the insurance agency business sold in October 2024.

Salaries and benefits were $5.0 million in the third quarter of 2025, increasing $480,000 from the linked quarter and $46,000 from the year-ago period. The increase from the second quarter of 2025 was due to one additional workday in the quarter driving an additional $100,000 of salaries, an increase in medical claims of $146,000 expected to be reimbursed by stop loss insurance, an increase in retirement plan costs of $89,000, as well as an increase of $152,000 related to reduced salary deferrals linked to reduced loan origination activities. The increase of $46,000 from the year-ago period was primarily due to an increase in medical claims expected to be reimbursed by stop loss insurance.

Building and occupancy was $1.4 million in the third quarter of 2025, increasing $169,000 from the linked quarter and $265,000 from the year-ago quarter. The increase from the linked quarter reflected a $133,000 increase due to periodic building maintenance, as well as increases in property taxes of $17,000 and utilities costs of $7,000. The increase from the year-ago period was primarily due to a $121,000 increase in building maintenance during the third quarter of 2025, and higher costs related to building and land leases, property taxes, and utilities of $54,000, $46,000, and $27,000, respectively. These increases from the year-ago period were primarily due to timing of ongoing facilities-related costs associated with operating the East Syracuse branch acquired early in the third quarter of 2024.

Data processing expense was $641,000 in the third quarter of 2025, decreasing $26,000 from the linked quarter and $31,000 from the year-ago period. The decrease from the linked quarter reflects lower costs primarily associated with check and ATM processing charges. The decrease from the year-ago period was driven by decreases of $78,000 in data processing supplies and $24,000 in ATM processing costs, partially offset by year-over-year increases in recurring data processing costs amounting to $71,000, primarily due to software upgrades completed as part of the Company’s ongoing technology modernization initiatives.

FDIC assessment expense was $171,000 in the third quarter of 2025 and zero in the linked quarter due to modest over-accruals in prior periods, compared to $228,000 in the year-ago period.

Annualized noninterest expense represented 2.40% of average assets in the third quarter of 2025, compared to 2.18% and 2.75% in the linked and year-ago periods. The efficiency ratio was 68.77%, compared to 65.66% and 75.78% in the linked and year-ago periods, respectively. The efficiency ratio, which is not a financial metric under GAAP, is a measure that the Company believes is helpful to understanding its level of non-interest expense as a percentage of total revenue.

Net Income

For the third quarter of 2025, net income attributable to common shareholders was $626,000, or $0.10 per basic and diluted share. Linked quarter net income was $31,000, or less than $0.01 per basic and diluted share. For the third quarter of 2024 the company reported a net loss of $4.6 million or $0.75 per basic and diluted share.

Statement of Financial Condition

As of September 30, 2025, the Company’s statement of financial condition reflects total assets of $1.47 billion, compared to $1.51 billion and $1.48 billion recorded on June 30, 2025, and September 30, 2024, respectively.

Loans totaled $898.5 million on September 30, 2025, decreasing $11.2 million or 1.2% during the third quarter and $23.1 million or 2.5% from one year prior. Consumer and residential loans totaled $356.2 million on September 30, 2025, decreasing $6.0 million or 1.6% during the third quarter and $32.5 million or 8.4% from one year prior. Commercial loans totaled $543.7 million on September 30, 2025, decreasing $5.4 million or 1.0% during the third quarter and increasing $9.2 million or 1.7% from one year prior.

With respect to liabilities, deposits totaled $1.23 billion on September 30, 2025, increasing 0.3% during the third quarter and 2.4% from one year prior.

Shareholders’ equity totaled $126.3 million on September 30, 2025, increasing $1.9 million or 1.5% in the third quarter and increasing $6.1 million or 5.1% from one year prior. The third quarter 2025 increase primarily reflects a $1.6 million decrease in accumulated other comprehensive loss (“AOCL”), a $4,000 decrease in retained earnings, and a $329,000 increase in additional paid in capital. Noncontrolling interest, previously included in equity in the Statements of Financial Condition, was eliminated in October 2024 upon the sale of the Company’s 51% insurance agency ownership interest.

Asset Quality

The Company’s asset quality metrics reflect ongoing efforts the Bank is undertaking as part of its commitment to continuously improve its credit risk management approach.

Nonperforming loans were $23.3 million, or 2.59% of total loans on September 30, 2025, compared to $11.7 million or 1.28% on June 30, 2025, and $16.2 million or 1.75% on September 30, 2024. The increase is the result of two loans associated with two local commercial relationships dating back to 2021 moving to nonperforming status.

NCOs after recoveries declined to $670,000, or an annualized 0.30% of average loans in the third quarter of 2025, from $2.6 million or 1.14% in the linked quarter and $8.7 million or 3.82% in the year-ago period.

Provision for credit loss expense was $3.5 million in the third quarter of 2025, reflecting an increase in credit loss reserves in the period. The increase is the result of two large commercial real estate relationships. The provision was $1.2 million and $9.0 million in the linked and year-ago quarters, respectively.

The Company believes it is sufficiently collateralized and reserved, with an Allowance for Credit Losses (“ACL”) of $18.7 million on September 30, 2025, compared to $16.0 million on June 30, 2025, and $17.3 million on September 30, 2024. As a percentage of total loans, ACL represented 2.08% on September 30, 2025, 1.76% on June 30, 2025, and 1.87% on September 30, 2024.

Liquidity

The Company has diligently ensured a strong liquidity profile as of September 30, 2025 to meet its ongoing financial obligations. The Bank’s liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution’s leadership.

The Bank’s analysis indicates that expected cash inflows from loans and investment securities are more than sufficient to meet all projected financial obligations. Total deposits were $1.23 billion on September 30, 2025, compared to $1.22 billion on June 30, 2025, and $1.20 billion on September 30, 2024. Core deposits represented 78.37% of total deposits on September 30, 2025, compared to 78.47% on June 30, 2025, and 77.45% on September 30, 2024. The Bank continues to implement strategic initiatives to enhance its core deposit franchise, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

On September 30, 2025, Pathfinder Bancorp had an available additional funding capacity of $138.3 million with the Federal Home Loan Bank of New York, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $53.3 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Cash Dividend Declared

On September 29, 2025, Pathfinder’s Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock.

In addition, this dividend also extends to the notional shares of the Company’s warrants. Shareholders registered by October 17, 2025 will be eligible for the dividend, which is scheduled for disbursement on November 7, 2025. This distribution aligns with Pathfinder Bancorp’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company’s market performance, the closing stock price as of September 30, 2025 stood at $15.68 per share. This positions the annualized dividend yield at 2.55%.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC) is the bank holding company for Pathfinder Bank, which serves Central New York customers throughout Oswego, Syracuse, and their neighboring communities. Strategically located branches, as well as diversified consumer, mortgage, and commercial loan portfolios, reflect the state-chartered Bank’s commitment to in-market relationships and local customer service. The Company also offers investment services to individuals and businesses. More information is available at pathfinderbank.com and ir.pathfinderbank.com.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the release of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

PATHFINDER BANCORP, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2025			2024
SELECTED BALANCE SHEET DATA:	September 30,	June 30,	March 31,	December 31,	September 30,
ASSETS:
Cash and due from banks	$19,317	$16,183	$18,606	$13,963	$18,923
Interest-earning deposits	21,255	15,292	32,862	17,609	16,401
Total cash and cash equivalents	40,572	31,475	51,468	31,572	35,324
Available-for-sale securities, at fair value	294,457	300,951	284,051	269,331	271,977
Held-to-maturity securities, at amortized cost	142,538	157,892	155,704	158,683	161,385
Marketable equity securities, at fair value	5,352	4,881	4,401	4,076	3,872
Federal Home Loan Bank stock, at cost	3,488	5,278	2,906	4,590	5,401
Loans held-for-sale	-	3,161	-	-	-
Loans, net of deferred fees	898,520	909,723	912,150	918,986	921,660
Less: Allowance for credit losses	18,654	15,983	17,407	17,243	17,274
Loans receivable, net	879,866	893,740	894,743	901,743	904,386
Premises and equipment, net	18,760	19,047	19,233	19,009	18,989
Operating lease right-of-use assets	1,124	1,115	1,356	1,391	1,425
Finance lease right-of-use assets	16,082	16,280	16,478	16,676	16,873
Accrued interest receivable	6,498	6,889	6,748	6,881	6,806
Foreclosed real estate	137	83	-	-	-
Intangible assets, net	5,518	5,675	5,832	5,989	6,217
Goodwill	5,056	5,056	5,056	5,056	5,752
Bank owned life insurance	31,145	31,045	24,889	24,727	24,560
Other assets	21,675	22,551	22,472	25,150	20,159
Total assets	$1,472,268	$1,505,119	$1,495,337	$1,474,874	$1,483,126

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Interest-bearing deposits	$1,028,782	$1,030,155	$1,061,166	$990,805	$986,103
Noninterest-bearing deposits	196,299	191,732	203,314	213,719	210,110
Total deposits	1,225,081	1,221,887	1,264,480	1,204,524	1,196,213
Short-term borrowings	38,000	75,500	27,000	61,000	60,315
Long-term borrowings	18,702	20,977	17,628	27,068	39,769
Subordinated debt	30,258	30,206	30,156	30,107	30,057
Accrued interest payable	1,134	813	844	546	236
Operating lease liabilities	1,326	1,313	1,560	1,591	1,621
Finance lease liabilities	16,479	16,566	16,655	16,745	16,829
Other liabilities	14,949	13,444	12,118	11,810	16,986
Total liabilities	1,345,929	1,380,706	1,370,441	1,353,391	1,362,026
Shareholders' equity:
Voting common stock shares issued and outstanding	4,794,225	4,788,109	4,761,182	4,745,366	4,719,788
Voting common stock	$48	$48	$48	$47	$47
Non-voting common stock	14	14	14	14	14
Additional paid in capital	53,974	53,645	53,103	52,750	53,231
Retained earnings	79,560	79,564	80,163	77,816	73,670
Accumulated other comprehensive loss	(7,257)	(8,858)	(8,432)	(9,144)	(6,716)
Total Pathfinder Bancorp, Inc. shareholders' equity	126,339	124,413	124,896	121,483	120,246
Noncontrolling interest	-	-	-	-	854
Total equity	126,339	124,413	124,896	121,483	121,100
Total liabilities and shareholders' equity	$1,472,268	$1,505,119	$1,495,337	$1,474,874	$1,483,126

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2025			2024
SELECTED INCOME STATEMENT DATA:	2025	2024	Q3	Q2	Q1	Q4	Q3
Interest and dividend income:
Loans, including fees	$40,577	$39,182	$13,799	$13,106	$13,672	$13,523	$14,425
Debt securities:
Taxable	16,014	17,007	5,307	5,522	5,185	5,312	5,664
Tax-exempt	1,322	1,475	455	465	402	445	469
Dividends	158	456	44	21	93	164	149
Federal funds sold and interest-earning deposits	288	711	131	68	89	82	492
Total interest and dividend income	58,359	58,831	19,736	19,182	19,441	19,526	21,199
Interest expense:
Interest on deposits	21,220	22,670	6,957	7,318	6,945	7,823	7,633
Interest on short-term borrowings	1,606	3,476	566	495	545	700	1,136
Interest on long-term borrowings	264	597	127	72	65	136	202
Interest on subordinated debt	1,444	1,476	486	483	475	490	496
Total interest expense	24,534	28,219	8,136	8,368	8,030	9,149	9,467
Net interest income	33,825	30,612	11,600	10,814	11,411	10,377	11,732
Provision for (benefit from) credit losses:
Loans	5,018	10,118	3,341	1,173	504	988	9,104
Held-to-maturity securities	5	(90)	-	5	-	(5)	(31)
Unfunded commitments	126	(43)	154	19	(47)	5	(104)
Total provision for credit losses	5,149	9,985	3,495	1,197	457	988	8,969
Net interest income after provision for credit losses	28,676	20,627	8,105	9,617	10,954	9,389	2,763
Noninterest income:
Service charges on deposit accounts	1,158	1,031	404	380	374	405	392
Earnings and gain on bank owned life insurance	604	685	286	156	162	169	361
Loan servicing fees	311	279	113	97	101	96	79
Net realized (losses) gains on sales and redemptions of investment securities	(20)	(320)	(12)	-	(8)	249	(188)
Gain on asset sale 1 & 2	-	-	-	-	-	3,169	-
Net unrealized gains on marketable equity securities	783	31	145	420	218	166	62
Gains on sales of loans and foreclosed real estate	269	148	121	83	65	39	90
Fair value adjustment to loans held-for-sale [3]	(3,064)	-	-	(3,064)	-	-	-
Loss on sale of premises and equipment	-	(13)	-	-	-	-	(13)
Debit card interchange fees	398	610	217	180	1	265	300
Insurance agency revenue [1]	-	1,024	-	-	-	49	367
Other charges, commissions & fees	743	1,180	229	230	284	299	257
Total noninterest (loss) income	1,182	4,655	1,503	(1,518)	1,197	4,906	1,707
Noninterest expense:
Salaries and employee benefits	13,980	13,687	5,005	4,525	4,450	4,123	4,959
Building and occupancy	3,976	2,864	1,399	1,230	1,347	1,254	1,134
Data processing	1,974	1,750	641	667	666	721	672
Professional and other services	2,093	3,078	709	778	606	608	1,820
Advertising	304	386	86	77	141	218	165
FDIC assessments	400	685	171	-	229	231	228
Audits and exams	306	416	132	60	114	123	123
Amortization expense	470	137	156	157	157	27	129
Insurance agency expense [1]	-	825	-	-	-	456	308
Community service activities	49	111	10	28	11	19	20
Foreclosed real estate expenses	76	82	26	29	21	20	27
Other expenses	1,802	1,852	601	510	691	744	674
Total noninterest expense	25,430	25,873	8,936	8,061	8,433	8,544	10,259
Income (loss) before provision for income taxes	4,428	(591)	672	38	3,718	5,751	(5,789)
Provision (benefit) for income taxes	797	(160)	46	7	744	492	(1,173)
Net income (loss) attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	3,631	(431)	626	31	2,974	5,259	(4,616)
Net income attributable to noncontrolling interest [1]	-	93	-	-	-	1,352	28
Net income (loss) attributable to Pathfinder Bancorp Inc.	$3,631	$(524)	$626	$31	$2,974	$3,907	$(4,644)
Voting Earnings per common share - basic	$0.58	$(0.09)	$0.10	$-	$0.48	$0.63	$(0.75)
Voting Earnings per common share - diluted [4]	$0.57	$(0.09)	$0.10	$-	$0.47	$0.63	$(0.75)
Series A Non-Voting Earnings per common share- basic	$0.58	$(0.09)	$0.10	$-	$0.48	$0.63	$(0.75)
Series A Non-Voting Earnings per common share- diluted [4]	$0.57	$(0.09)	$0.10	$-	$0.47	$0.63	$(0.75)
Dividends per common share (Voting and Series A Non-Voting)	$0.30	$0.30	$0.10	$0.10	$0.10	$0.10	$0.10

1 Although the Company owned 51% of its membership interest in FitzGibbons Agency, LLC (“Agency”) the Company is required to consolidate 100% of the Agency within the consolidated financial statements. The Company sold its 51% membership interest in the Agency in October 2024.

2 The $3,169,000 consolidated gain on asset sale equals $1,616,000 associated with the Company’s 51% interest in the Agency plus $1,553,000 associated with the 49% noncontrolling interest.

3 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to their estimated market value based on active sale negotiations.

4 Diluted earnings per share for the first quarter of 2025 has been updated to $0.47, from the $0.41 reported previously.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2025			2024
FINANCIAL HIGHLIGHTS:	2025	2024	Q3	Q2	Q1	Q4	Q3
Selected Ratios:
Return on average assets	0.33%	-0.05%	0.17%	0.01%	0.81%	1.07%	-1.25%
Return on average common equity	3.87%	-0.57%	1.98%	0.10%	9.64%	12.85%	-14.79%
Return on average equity	3.87%	-0.57%	1.98%	0.10%	9.64%	12.85%	-14.79%
Return on average tangible common equity [1]	6.42%	-0.59%	2.17%	0.11%	10.52%	14.17%	-15.28%
Net interest margin	3.25%	2.97%	3.34%	3.11%	3.31%	3.02%	3.34%
Loans / deposits	73.34%	77.05%	73.34%	74.45%	72.14%	76.29%	77.05%
Core deposits/deposits [2]	78.37%	77.45%	78.37%	78.47%	78.31%	76.86%	77.45%
Annualized non-interest expense / average assets	2.30%	2.39%	2.40%	2.18%	2.33%	2.33%	2.75%
Commercial real estate / risk-based capital [3]	174.67%	189.47%	174.67%	183.34%	182.62%	186.73%	189.47%
Efficiency ratio [1]	67.24%	73.01%	68.77%	65.66%	67.19%	72.25%	75.78%

Other Selected Data:
Average yield on loans	5.94%	5.82%	6.09%	5.75%	5.97%	5.87%	6.31%
Average cost of interest bearing deposits	2.76%	3.12%	2.71%	2.81%	2.76%	3.12%	3.11%
Average cost of total deposits, including non-interest bearing	2.31%	2.64%	2.28%	2.37%	2.29%	2.59%	2.59%
Deposits/branch [4]	$102,090	$99,684	$102,090	$101,824	$105,373	$100,377	$99,684
Pre-tax, pre-provision net income [1]	$12,392	$9,566	$4,058	$4,216	$4,118	$3,282	$3,278
Total revenue [1]	$37,822	$35,439	$12,994	$12,277	$12,551	$11,826	$13,537

Share and Per Share Data:
Cash dividends per share	$0.30	$0.30	$0.10	$0.10	$0.10	$0.10	$0.10
Book value per common share	$20.46	$19.71	$20.46	$20.17	$20.33	$19.83	$19.71
Tangible book value per common share [1]	$18.75	$17.75	$18.75	$18.43	$18.56	$18.03	$17.75
Basic and diluted weighted average shares outstanding - Voting	4,769	4,708	4,790	4,769	4,749	4,733	4,714
Basic earnings per share - Voting [5]	$0.58	$(0.09)	$0.10	$-	$0.48	$0.63	$(0.75)
Diluted earnings per share - Voting 5 & 6	$0.57	$(0.09)	$0.10	$-	$0.47	$0.63	$(0.75)
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380	1,380	1,380	1,380
Basic earnings per share - Series A Non-Voting [5]	$0.58	$(0.09)	$0.10	$-	$0.48	$0.63	$(0.75)
Diluted earnings per share - Series A Non-Voting 5 & 6	$0.57	$(0.09)	$0.10	$-	$0.47	$0.63	$(0.75)
Common shares outstanding at period end	6,175	6,100	6,175	6,168	6,141	6,126	6,100

Pathfinder Bancorp, Inc. Capital Ratios:
Company tangible common equity to tangible assets [1]	7.92%	7.36%	7.92%	7.61%	7.68%	7.54%	7.36%
Company Total Core Capital (to Risk-Weighted Assets)	15.81%	15.55%	15.81%	15.97%	15.89%	15.66%	15.55%
Company Tier 1 Capital (to Risk-Weighted Assets)	12.17%	11.84%	12.17%	12.31%	12.24%	12.00%	11.84%
Company Tier 1 Common Equity (to Risk-Weighted Assets)	11.68%	11.33%	11.68%	11.81%	11.75%	11.51%	11.33%
Company Tier 1 Capital (to Assets)	8.79%	8.29%	8.79%	8.75%	8.82%	8.64%	8.29%

Pathfinder Bank Capital Ratios:
Bank Total Core Capital (to Risk-Weighted Assets)	14.71%	14.52%	14.71%	14.87%	14.86%	14.65%	14.52%
Bank Tier 1 Capital (to Risk-Weighted Assets)	13.45%	13.26%	13.45%	13.62%	13.61%	13.40%	13.26%
Bank Tier 1 Common Equity (to Risk-Weighted Assets)	13.45%	13.26%	13.45%	13.62%	13.61%	13.40%	13.26%
Bank Tier 1 Capital (to Assets)	9.72%	9.13%	9.72%	9.68%	9.80%	9.64%	9.13%

1 Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

2 Non-brokered deposits excluding certificates of deposit of $250,000 or more.

3 Construction and development, multifamily, and non-owner occupied CRE loans as a percentage of Pathfinder Bank total capital.

4 Includes 11 full-service branches and one motor bank for periods after June 30, 2024. Includes 10 full-service branches and one motor bank for all periods prior.

5 Basic and diluted earnings per share are calculated based upon the two-class method. Weighted average shares outstanding do not include unallocated ESOP shares.

6 Diluted earnings per share for the first quarter of 2025 has been updated to $0.47, from the $0.41 reported previously.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2025			2024
ASSET QUALITY:	2025	2024	Q3	Q2	Q1	Q4	Q3
Total loan charge-offs	$4,275	$8,992	$923	$2,844	$508	$1,191	$8,812
Total recoveries	668	174	253	247	168	171	90
Net loan charge-offs	3,607	8,818	670	2,597	340	1,020	8,722
Allowance for credit losses at period end	18,654	17,274	18,654	15,983	17,407	17,243	17,274
Nonperforming loans at period end	23,305	16,170	23,305	11,689	13,232	22,084	16,170
Nonperforming assets at period end	$23,442	$16,170	$23,442	$11,772	$13,232	$22,084	$16,170
Annualized net loan charge-offs to average loans	0.53%	1.31%	0.30%	1.14%	0.15%	0.44%	3.82%
Allowance for credit losses to period end loans	2.08%	1.87%	2.08%	1.76%	1.91%	1.88%	1.87%
Allowance for credit losses to nonperforming loans	80.04%	106.83%	80.04%	136.74%	131.55%	78.08%	106.83%
Nonperforming loans to period end loans	2.59%	1.75%	2.59%	1.28%	1.45%	2.40%	1.75%
Nonperforming assets to period end assets	1.59%	1.09%	1.59%	0.78%	0.88%	1.50%	1.09%

	2025			2024
LOAN COMPOSITION:	September 30,	June 30,	March 31,	December 31,	September 30,
1-4 family first-lien residential mortgages	$238,975	$240,833	$243,854	$251,373	$255,235
Residential construction	1,406	3,520	3,162	4,864	4,077
Commercial real estate	371,683	381,575	381,479	377,619	378,805
Commercial lines of credit	79,021	75,487	65,074	67,602	64,672
Other commercial and industrial	86,687	85,578	91,644	89,800	88,247
Paycheck protection program loans	74	85	96	113	125
Tax exempt commercial loans	6,229	6,349	4,446	4,544	2,658
Home equity and junior liens	50,106	49,339	52,315	51,948	52,709
Other consumer	65,694	68,439	71,681	72,710	76,703
Subtotal loans	899,875	911,205	913,751	920,573	923,231
Deferred loan fees	(1,355)	(1,482)	(1,601)	(1,587)	(1,571)
Total loans	$898,520	$909,723	$912,150	$918,986	$921,660

	2025			2024
DEPOSIT COMPOSITION:	September 30,	June 30,	March 31,	December 31,	September 30,
Savings accounts	$123,958	$129,252	$129,898	$128,753	$129,053
Time accounts	333,211	341,063	349,673	360,716	352,729
Time accounts in excess of $250,000	143,026	144,355	149,922	142,473	140,181
Money management accounts	9,539	9,902	10,774	11,583	11,520
MMDA accounts	298,653	278,919	306,281	239,016	250,007
Demand deposit interest-bearing	115,274	120,083	109,941	101,080	97,344
Demand deposit noninterest-bearing	196,299	191,732	203,314	213,719	210,110
Mortgage escrow funds	5,121	6,581	4,677	7,184	5,269
Total deposits	$1,225,081	$1,221,887	$1,264,480	$1,204,524	$1,196,213

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2025		2024
SELECTED AVERAGE BALANCES:	2025	2024	Q3	Q2	Q3
Interest-earning assets:
Loans	$911,419	$898,361	$906,759	$911,347	$914,467
Taxable investment securities	427,656	427,311	431,227	435,022	415,751
Tax-exempt investment securities	34,254	29,499	33,980	34,314	30,382
Fed funds sold and interest-earning deposits	13,306	20,161	16,866	10,070	42,897
Total interest-earning assets	1,386,635	1,375,332	1,388,832	1,390,753	1,403,497
Noninterest-earning assets:
Other assets	116,001	99,200	114,837	118,280	103,856
Allowance for credit losses	(16,777)	(16,511)	(15,595)	(17,342)	(16,537)
Net unrealized losses on available-for-sale securities	(10,245)	(10,184)	(9,949)	(10,838)	(9,161)
Total assets	$1,475,614	$1,447,837	$1,478,125	$1,480,853	$1,481,655
Interest-bearing liabilities:
NOW accounts	$115,494	$100,922	$120,696	$113,994	$102,868
Money management accounts	10,435	11,782	10,105	10,302	11,828
MMDA accounts	277,306	217,580	276,599	298,907	227,247
Savings and club accounts	129,059	115,875	127,696	129,736	127,262
Time deposits	493,033	521,832	490,735	489,490	514,050
Subordinated loans	30,174	29,978	30,225	30,173	30,025
Borrowings	68,656	129,943	73,556	61,803	122,129
Total interest-bearing liabilities	1,124,157	1,127,912	1,129,612	1,134,405	1,135,409
Noninterest-bearing liabilities:
Demand deposits	197,053	177,202	192,982	192,186	195,765
Other liabilities	29,436	19,382	29,320	29,037	24,855
Total liabilities	1,350,646	1,324,496	1,351,914	1,355,628	1,356,029
Shareholders' equity	124,968	123,341	126,211	125,225	125,626
Total liabilities & shareholders' equity	$1,475,614	$1,447,837	$1,478,125	$1,480,853	$1,481,655

	Nine Months Ended September 30,		2025		2024
SELECTED AVERAGE YIELDS:	2025	2024	Q3	Q2	Q3
Interest-earning assets:
Loans	5.94%	5.82%	6.09%	5.75%	6.31%
Taxable investment securities	5.04%	5.45%	4.96%	5.10%	5.59%
Tax-exempt investment securities	5.15%	6.67%	5.36%	5.42%	6.17%
Fed funds sold and interest-earning deposits	2.89%	4.70%	3.11%	2.70%	4.59%
Total interest-earning assets	5.61%	5.70%	5.68%	5.52%	6.04%
Interest-bearing liabilities:
NOW accounts	1.11%	1.06%	1.02%	1.25%	1.09%
Money management accounts	0.11%	0.11%	0.12%	0.12%	0.10%
MMDA accounts	3.17%	3.64%	3.20%	3.25%	3.54%
Savings and club accounts	0.25%	0.26%	0.26%	0.25%	0.25%
Time deposits	3.63%	4.01%	3.55%	3.64%	4.09%
Subordinated loans	6.38%	6.56%	6.43%	6.40%	6.61%
Borrowings	3.63%	4.18%	3.77%	3.67%	4.38%
Total interest-bearing liabilities	2.91%	3.34%	2.88%	2.95%	3.34%
Net interest rate spread	2.70%	2.36%	2.80%	2.57%	2.70%
Net interest margin	3.25%	2.97%	3.34%	3.11%	3.34%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.35%	121.94%	122.95%	122.60%	123.61%

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.

	Nine Months Ended September 30,		2025			2024
NON-GAAP RECONCILIATIONS:	2025	2024	Q3	Q2	Q1	Q4	Q3
Tangible book value per common share:
Total equity			$126,339	$124,413	$124,896	$121,483	$120,246
Intangible assets			(10,574)	(10,731)	(10,888)	(11,045)	(11,969)
Tangible common equity (non-GAAP)			115,765	113,682	114,008	110,438	108,277
Common shares outstanding			6,175	6,168	6,144	6,126	6,100
Tangible book value per common share (non-GAAP)			$18.75	$18.43	$18.56	$18.03	$17.75
Tangible common equity to tangible assets:
Tangible common equity (non-GAAP)			$115,765	$113,682	$114,008	$110,438	$108,277
Tangible assets			1,461,694	1,494,388	1,484,449	1,463,829	1,471,157
Tangible common equity to tangible assets ratio (non-GAAP)			7.92%	7.61%	7.68%	7.54%	7.36%
Return on average tangible common equity:
Average shareholders' equity	$124,968	$123,341	$126,211	$125,225	$123,438	$121,589	$125,626
Average intangible assets	10,833	4,642	10,677	10,834	10,991	11,907	4,691
Average tangible equity (non-GAAP)	114,135	118,699	115,534	114,391	112,447	109,682	120,935
Net income (loss)	3,631	(524)	626	31	2,974	3,907	(4,644)
Net income (loss), annualized	$7,322	$(700)	$2,511	$124	$11,831	$15,543	$(18,475)
Return on average tangible common equity (non-GAAP) [1]	6.42%	-0.59%	2.17%	0.11%	10.52%	14.17%	-15.28%
Revenue, pre-tax, pre-provision net income, and efficiency ratio:
Net interest income	$33,825	$30,612	$11,600	$10,814	$11,411	$10,377	$11,732
Total noninterest income	1,182	4,655	1,503	(1,518)	1,197	4,906	1,707
Net realized (gains) losses on sales and redemptions of investment securities	(20)	(320)	(12)	-	(8)	249	(188)
Gains on sales of loans and foreclosed real estate	269	148	121	83	65	39	90
Fair value adjustment to loans held-for-sale [2]	(3,064)	-	-	(3,064)	-	-	-
Gain on asset sale	-	-	-	-	-	3,169	-
Revenue (non-GAAP) [3]	37,822	35,439	12,994	12,277	12,551	11,826	13,537
Total non-interest expense	25,430	25,873	8,936	8,061	8,433	8,544	10,259
Pre-tax, pre-provision net income (non-GAAP) [4]	$12,392	$9,566	$4,058	$4,216	$4,118	$3,282	$3,278
Efficiency ratio (non-GAAP) [5]	67.24%	73.01%	68.77%	65.66%	67.19%	72.25%	75.78%

1 Return on average tangible common equity equals annualized net income (loss) divided by average tangible equity

2 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to the estimated market value based on sale negotiation terms.

3 Revenue equals net interest income plus total noninterest income less net realized gains or losses on sales and redemptions of investment securities, sales of loans and foreclosed real estate, and a gain on the October 2024 sale of the Company's insurance agency asset

4 Pre-tax, pre-provision net income equals revenue less total non-interest expense

5 Efficiency ratio equals noninterest expense divided by revenue

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.